As filed with the Securities and Exchange Commission on July 7, 2022

Registration No. 333-231564

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GTY TECHNOLOGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Massachusetts	83-2860149
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

800 Boylston Street, 16th Floor

Boston, MA 02199

(Address of Principal Executive Offices, including Zip Code)

GTY Technology Holdings Inc. 2019 Omnibus Incentive Plan

(Full titles of the plan(s))

TJ Parass

Chief Executive Officer

800 Boylston Street, 16th Floor

Boston, MA 02199

(877) 465-3200

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Brian Boonstra
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
(303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this Post-Effective Amendment”) filed by GTY Technology Holdings Inc. (the “Registrant”) relates to the shares of common stock (par value $0.0001 per share) of the Registrant under the registration statement listed below (the “Registration Statement”) concerning shares issuable under a certain equity plan. The Registrant is filing this Post-Effective Amendment in order to deregister any securities registered and unissued under the Registration Statement and to terminate the Registration Statement as to such shares. The approximate number of unissued shares is set forth below with respect to the Registration Statement.

Registration No.	Date Filed	Name of Plan	Number of Shares Originally Registered	Approximate Number of Shares Deregistered
333-231564	May 17, 2019	GTY Technology Holdings Inc. 2019 Omnibus Incentive Plan	5,300,000	0

(1)	A “0” in this column indicates that all shares originally registered under the Registration Statement were issued.

The shares are being removed from registration and the Registration Statement is being terminated as to such shares because pursuant to the Agreement and Plan of Merger dated April 28, 2022 (the “Merger Agreement”), among the Registrant, GI Georgia Midco, Inc. (“Parent”), and GI Georgia Merger Sub Inc. (“Merger Sub”), on July 7, 2022 Merger Sub merged with and into the Registrant with the Registrant surviving the merger, resulting in Parent acquiring all of the issued and outstanding shares of common stock of the Registrant for cash consideration of $6.30 per share.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on July 7, 2022.

GTY TECHNOLOGY HOLDINGS INC.

By:	/s/ Jon C. Bourne
Name: Jon C. Bourne
Title: Executive Vice President, General Counsel and Secretary

Note:	No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.